Exhibit 99.01

Innovus Pharma Expands Agreement with Tramorgan Limited to Commercialize Vesele® in the United Kingdom

-Innovus Eligible to Receive up to $13 Million in Sales Milestone Payments plus 50% Royalties on Sales of Vesele®

San Diego, Calif., December 11, 2014  –  Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) www.innovuspharma.com (OTC: BB: INNV) announced today it has expanded its exclusive marketing and distribution agreement with Tramorgan Limited (“Tramorgan”) ,and granted to Tramorgan additional rights to market and sell Innovus Pharma’s  oral dietary supplement to promote sexual and cognitive health, Vesele® in the United Kingdom (“UK”). Under the agreement, Innovus is eligible to receive up to $13 million dollars in sales milestone payments plus fifty percent (50%) royalties based on Tramorgan’s sales of Vesele® in the UK.

The product will be available in a 120 capsule bottle and will be priced at $26.50 per bottle online and $32.00 in retail stores.

“This is an expansion of our agreement with Tramorgan and our first agreement in Europe for the distribution and sale of Vesele®. We are very pleased with our relationship with Tramorgan and the level of sales we are beginning to see from their efforts”, said Dr. Bassam Damaj, Ph.D. President & CEO of Innovus Pharma.

“We continue to expand the markets for our products as we approach our goal to make all of our products available in at least  40 countries by the end of 2015,” continued Dr. Damaj.

“Our ability to secure a distribution and sales agreement in a large European market for Vesele®, a product that we acquired recently,  is a testimony to the strength and readiness of our international distribution channels and the robustness of our distribution infrastructure,” added Dr. Damaj

About Vesele®

Vesele® is a proprietary, novel oral dietary supplement to maximize nitric oxide’s beneficial effects on sexual function and brain health. Vesele® contains a patented formulation of L-Arginine and L-Citrulline, in combination with the natural absorption enhancer Bioperine®.

The beneficial effects of Vesele® on sexual and cognitive functions were confirmed in a four month US clinical survey study involving 152 patients (69 men and 83 women). Results from the clinical survey have indicated (1) improvement of erectile hardness and maintenance in men and increased sexual intercourse frequency with their partners and (2) lubrication in women, when taken separately by each.  Positive effects on brain health were translated by an increase in recall of words and names.

For more information visit www.myvesele.com

About Tramorgan.

Tramorgan is a UK-based company with many years of experience in assisting European and global pharmaceutical companies to expand and deliver their products to markets in Europe and other countries. Tramorgan specializes in niche products that require specialist knowledge and market expertise in obtaining sales through the UK NHS hospital market, as well as OTC and other medical channels. The Company provides advice to healthcare organizations, universities and other commercial operations, wishing to develop or spin out unique pharmaceutical product portfolios or innovations and commercialize them for competitive international markets.

For more information about Tramorgan, please contact Heather Crawford at hc@tramorgan.co.uk.com.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging leader in OTC and consumer products for men’s and women’s health and vitality. The Company generates revenues from its lead products Zestra® for female arousal, and EjectDelay™ for premature ejaculation, and has a total of five marketed products in this space, including Sensum® (for sales outside the U.S. only), Zestra Glide® and Vesele® for promoting sexual and cognitive health.

For more information, go to www.innovuspharma.com; www.ejectdelay.com; www.zestra.com; www.sensumplus.com; www.myvesele.com

Innovus Pharma’s Forward-Looking Safe Harbor Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority, to successfully commercialize such products and to achieve its other development, commercialization and financial goals, whether Tramorgan will be able to successfully market and sell Vesele® in the United Kingdom.  Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

###
Innovus Pharma Contact:
Kevin Holmes
Chesapeake Group
info@chesapeakegp.com
T: 410-825-3930